Exhibit 7

Subscription Commitment Letter of Lumen Investments S.à r.l.

and Nuavam Investments S.à r.l.

To: ArcelorMittal
       24-26, Boulevard d’Avranches
       L-1160 Luxembourg

February 5, 2016

Ladies and Gentlemen,

We refer to the share capital increase contemplated by ArcelorMittal, a Luxembourg société anonyme having its registered office at 24-26, Boulevard d’Avranches, L-1160 Luxembourg, and registered with the Luxembourg Register of Commerce and Companies under number B 82.454 (“ArcelorMittal” or the “Company”).

On February 3, 2016, ArcelorMittal’s Board of Directors authorized (subject to authorization by the general meeting of shareholders) the issuance of non-preferential subscription rights (the “Rights”) and shares (the “Rights Issue Shares”) in connection with the raising of US$ 3 billion in capital, (the “Rights Issue”). ArcelorMittal plans to convene a general meeting of shareholders for the approval, among other matters, of an increase of the Company’s authorised share capital of €3 billion, to allow the Company to make the Rights Issue with such Rights to be allocated to shareholders of the Company as of the relevant record date in proportion to the shares held by each shareholder (the “General Meeting”).

On or about the date hereof, the Company will enter into a standby underwriting commitment agreement (the “Standby Agreement”) with Crédit Agricole Corporate and Investment Bank, Goldman Sachs International and Merrill Lynch, Pierce, Fenner & Smith Incorporated with respect to the Rights Issue. It is specified in the Standby Agreement that the execution of this subscription commitment letter is a condition precedent to the entry into an underwriting agreement for the Rights Issue with the Company by Crédit Agricole Corporate and Investment Bank, Goldman Sachs International and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Representatives”). We understand that on or about the date of approval by the General Meeting of the increase of the authorized share capital of ArcelorMittal and the determination of the terms of the Rights Issue, the Company expects to enter into, in connection therewith, an underwriting agreement (the “Underwriting Agreement”), with Crédit Agricole Corporate and Investment Bank, Goldman Sachs International, Merrill Lynch, Pierce, Fenner & Smith Incorporated and any other managers party to the Underwriting Agreement (the “Underwriters”).

In connection with the foregoing:

1.	Lumen Investments S.à r.l. (“Lumen”) hereby represents that, as at the date hereof, (i) it holds 561,685,288 shares of ArcelorMittal, representing, as at the date hereof, approximately 31.1% of the share capital of ArcelorMittal (“Lumen Current Holding”);
2.	Nuavam Investments S.à r.l. (“Nuavam”) represents that, as at the date hereof, (i) it holds 112,338,263 shares of ArcelorMittal, representing, as at the date hereof, approximately 6.2% of the share capital of ArcelorMittal (“Nuavam Current Holding”);
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3.	Each of Lumen and Nuavam (subject to paragraph 4), severally and not jointly:
a.	irrevocably commits:

                           i.            to exercise its votes in favour of the resolutions related to the Rights Issue to be proposed by ArcelorMittal’s Board of Directors at the General Meeting;

                          ii.            to exercise all Rights effectively attributed to the Lumen Current Holding and the Nuavam Current Holding, respectively, and to subscribe to and fully and timely pay up the Rights Issue Shares attributable to such Rights at the subscription price and in accordance with the other terms and conditions of the Rights Issue that will be specified in the prospectus approved by the Luxembourg Commission de Surveillance du Secteur Financier (the “Prospectus”) and the prospectus, as supplemented by a prospectus supplement, filed with the U.S. Securities and Exchange Commission (the “Prospectus Supplement”), and to thereby ensure that it will directly or indirectly hold at least 31.1% and 6.2%, respectively, of the issued share capital of the Company immediately after completion of the Rights Issue, (such percentages to be adjusted, as the case may be, for the purpose of taking into account possible issue of new shares by the Company between the date of this letter and the date of completion of the Rights Offering in the cases permitted by the Standby Agreement); and

                        iii.            to enter into the lock-up letter in the form attached hereto as Exhibit 3(a)(iii) on the date of the Underwriting Agreement; and

b.	agrees to the disclosure of the commitment contained in this letter in the offering documents relating to the Rights Issue, in particular the Prospectus and Prospectus Supplement, as well as in the announcement that the Company intends to make on or about the date hereof.
4.	Lumen and Nuavam’s obligations under paragraph 3 above are conditional upon:
a.	The General Meeting having approved the increase in the authorized share capital of the Company referred to above; and
b.	The Company and the Underwriters having entered into the Underwriting Agreement.

5.	Each of Lumen and Nuavam represents and warrants that:
a.	it has taken all necessary corporate and/or regulatory actions to authorize the execution and performance of its obligations under this letter;
b.	it has full title to the shares it holds in the Company, free and clear of any pledge, lien, security interest, charge, claim, equity or other encumbrance of any kind and, from the date hereof up to the expiration of the Lock-Up Period (as defined in the lock-up letter), the Rights Issue Shares that it will take up in the Rights Issue in accordance with this letter will be free and clear of any pledge, lien, security, interest, charge, claim, equity or other encumbrance of any kind; and
c.	it has full right, power and authority to execute and deliver this letter and to perform its obligations hereunder and that its commitments and undertakings in this letter are valid and legally binding, enforceable in accordance with the terms of this letter.

If the settlement and delivery date of the Rights Issue shall not have occurred on or prior to July 15, 2016, or if the Standby Agreement shall have terminated (other than in accordance with Section 5(a)(i) thereof), this letter will be deemed immediately and automatically terminated and Lumen and Nuavam shall no longer be under any obligation to comply with the commitment contained in this letter.

Each of the undersigned understands that the Representatives are relying upon this agreement in entering into the Standby Agreement and are deemed to be third party beneficiaries of the agreements and undertakings set forth

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herein.

No amendment may be made to this letter without the prior written consent of the Company and the Representatives.

This letter shall be governed by and construed in accordance with the laws of the State of New York. Any suit, action or proceeding arising out of or in connection with this letter shall be submitted to the non-exclusive jurisdiction of any New York State or United States Federal court sitting in The City of New York, Borough of Manhattan.

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Yours sincerely,

Lumen Investments S.à r.l.

 ____________________________
By:
Title:

____________________________
By:
Title:

Nuavam Investments S.à r.l.

____________________________
By:
Title:

____________________________
By:
Title:

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Accepted and agreed by ArcelorMittal on February 4, 2016

____________________________
By:

Title:

By:

Title:

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Exhibit 3(a)(iii)

Shareholder Lock-Up Agreement

[●], 2016

Crédit Agricole Corporate and Investment Bank

9, Quai du Président Paul Doumer

92920 Paris La Défense Cedex

France

Goldman Sachs International

Peterborough Court

133 Fleet Street

London EC4A 2BB

United Kingdom

Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park

New York, New York 10036

United States of America

Re: ArcelorMittal – Lock-Up Agreement

Ladies and Gentlemen:

Each of the undersigned, severally and not jointly, understands that you, as representatives (the “Representatives”), propose to enter into an Underwriting Agreement on behalf of the several Underwriters named in Schedule 1 to such agreement (the “Underwriters”), with ArcelorMittal, a Luxembourg société anonyme (the “Company”), in connection with a rights offering (the “Rights Offering”) in which the holders of existing ordinary shares of the Company will receive rights (the “Rights”), entitling them to subscribe for a certain number of new ordinary shares of the Company (the “Rights Issue Shares”) and a global offering (the “Global Offering”) in which Rights Issue Shares for which Rights have not been validly exercised during the Rights exercise period may be sold.

The Rights and the Rights Issue Shares will be registered pursuant to a Registration Statement filed with the Securities and Exchange Commission (the “SEC”).

In consideration of the agreement by the Underwriters to offer and sell the Rights Issue Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, each of the undersigned agrees, severally and not jointly, that, during the period specified in the following paragraph (the “Lock-Up Period”), such undersigned party will not (and will not announce the intention to) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any ordinary shares of the Company, or any options or warrants to purchase any ordinary shares of the Company, or any securities convertible into, exchangeable for or that represent the right to receive ordinary shares of the Company, whether now owned or hereinafter acquired, whether owned directly by such undersigned party (including holding as a custodian) or with respect to which such undersigned party has beneficial ownership within the rules and regulations of the SEC (as for each of the undersigned, the “Undersigned’s Shares”). The foregoing restriction is expressly agreed to preclude each of the undersigned from engaging in any hedging or other transaction that is designed to or that reasonably could be expected to

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lead to or result in a sale or disposition of the Undersigned’s Shares held or beneficially owned by it even if such shares would be disposed of by someone other than such undersigned party. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to or derives any significant part of its value from such shares. For the avoidance of doubt, the obligations of the undersigned pursuant to this paragraph shall apply solely during the Lock-Up Period.

The Lock-Up Period will commence on the date of this Lock-Up Agreement and continue until (i) the 180th day following the settlement of the Rights Offering (the “Closing Date”) pursuant to the Underwriting Agreement, or (ii) if the Underwriting Agreement terminates prior to the Closing Date, the date of such termination.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of Mr. and Mrs. Lakshmi N. Mittal or the immediate family of Mr. and Mrs. Lakshmi N. Mittal, or to any company wholly owned, whether directly or indirectly, by any such trust, provided that the trustee of the trust or the wholly owned company, as the case may be, agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iii) with the prior written consent of the Representatives on behalf of the Underwriters. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, each undersigned party may transfer the Undersigned’s Shares held or beneficially owned by it to any wholly-owned subsidiary of such undersigned party; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such Undersigned’s Shares subject to the provisions of this Lock-Up Agreement and there shall be no further transfer of such Undersigned’s Shares except in accordance with this Lock-Up Agreement, and, provided further, that any such transfer shall not involve a disposition for value.

In addition, notwithstanding the foregoing, this Lock-Up Agreement will not apply to (i) any transfer of the Undersigned’s Shares in the context of a restructuring of the structure through which trusts benefitting the Mittal family hold, directly or indirectly, ordinary shares of the Company, provided that each such affiliate transferee shall execute and deliver to the Representatives acting on behalf of the Underwriters a lock-up agreement in which it agrees to be bound by the restrictions set forth herein for the Lock-Up Period or (ii) any transfer of the Undersigned’s Shares or other securities (a) in connection with a public tender or exchange offer for the shares of the Company within the scope of the Luxembourg law of 19 May 2006 concerning public takeovers (loi du 19 mai 2006 concernant les offres publiques d’acquisition) or (b) in the context and in consideration of any merger or acquisition of assets, provided that in the case of (b) each such transferee shall execute and deliver to the Representatives acting on behalf of the Underwriters a lock-up agreement in which it agrees to be bound by the restrictions set forth herein for the Lock-Up Period.

Each of the undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the Rights Offering and the Global Offering, and that both the existence and the terms of this Lock-Up Agreement will be disclosed in the offering documents relating to the Rights Offering and the

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Global Offering. Each of the undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Very truly yours,

Nuavam Investments S.à r.l.	Lumen Investments S.à r.l.
Authorized Signature	Authorized Signature
Title	Title
Authorized Signature	Authorized Signature
Title	Title

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